Exhibit 2.1

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

This MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”) is entered into and made effective as of September 8, 2024, by and among: (i) reAlpha Tech Corp., a Delaware corporation with its principal place of business at 6515 Longshore Loop, Dublin, Ohio 43017 (the “Buyer”), (ii) Debt Does Deals, LLC d/b/a Be My Neighbor, a Texas limited liability company with its principal place of business at 305 W. Woodard St., Suite 220, Denison, Texas 75020 (the “Company”), and (iii) Christopher Bradley Griffith, an individual residing at ___________ (“Griffith”) and Isabel Williams, an individual residing at ______________ (“Williams”), as the selling members of the Company (each individually referred to herein as a “Seller” and, collectively, as the “Sellers”).

W I T N E S S E T H:

WHEREAS, the Company engages in the business of providing mortgage brokerage services (the “Business”);

WHEREAS, the Sellers are the legal and beneficial owners of all of the issued and outstanding membership interests of the Company (collectively, the “Interests”);

WHEREAS, Griffith owns fifty-one percent (51%) of the Interests, and Williams owns forty-nine percent (49%) of the Interests (each, an “Allocated Share”);

WHEREAS, the Sellers desire to sell and transfer to the Buyer, and the Buyer desires to purchase from the Sellers, all of the Interests, all as more specifically provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
SALE OF THE INTERESTS AND TERMS OF PAYMENT

Section 1.01 Purchase and Sale.

Upon the terms and conditions contained in this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey, and deliver to the Buyer, and the Buyer shall purchase and acquire from the Sellers, free and clear of any Encumbrances (as defined in Section 2.02), all of the issued and outstanding Interests, with each Seller selling such Seller’s Allocated Share of the Interests.

Section 1.02 Purchase Price Consideration.

(a) The aggregate purchase price payable by the Buyer to the Sellers for the Interests shall be SIX MILLION and 00/100 DOLLARS ($6,000,000.00) (the “Purchase Price”), consisting of:

(i)	One million five hundred thousand and 00/100 DOLLARS ($1,500,000.00) shall be payable in cash at the Closing (the “Cash Portion”) by wire transfer of immediately available funds to an account or accounts specified in writing by the Sellers, with each Seller receiving its Allocated Share of the Cash Portion.

(ii)	One million five hundred thousand and 00/100 DOLLARS ($1,500,000.00) worth of shares of the Buyer’s common stock (the “Buyer Shares”), par value $0.001 per share (the “Common Stock”), valued per share at the Closing 7-Day VWAP (as defined in Section 1.04 below), to be issued by the Buyer to the Sellers within ninety (90) days from the Closing, with each Seller receiving a number of Buyer Shares (rounded up to the nearest whole Buyer Share) based on such Seller’s Allocated Share, subject to the terms and conditions set forth in Exhibit A. The Buyer Shares will be issued in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and they shall be subject to applicable restrictions under federal securities Laws (as defined in Section 3.05).

(iii)	THREE MILLION and 00/100 DOLLARS ($3,000,000.00) shall be payable in cash or shares of Common Stock, at the sole discretion of the Buyer, to the Sellers (the “Total Earnout”), with each Seller receiving its Allocated Share of the Total Earnout, if, when, and to the extent payable in accordance with the terms and conditions set forth in Exhibit B.

(b) The payment of the Purchase Price to the Sellers shall be in full satisfaction of all rights of the Sellers pertaining to their rights in and to the Interests. Effective as of the Closing, (i) the Company shall be a wholly-owned subsidiary of the Buyer, and the Buyer shall own 100% of the issued and outstanding membership interests of the Company, (ii) there will be no holders of Interests in, or other equity securities of, the Company, other than the Buyer, and (iii) there will be no holders of Interest-Related Rights (as defined in Section 3.03(b)) in the Company, other than the Buyer.

(c) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall the aggregate number of Buyer Shares and shares of Common Stock issuable pursuant to Section 1.02(a)(iii), if any (collectively, the “Shares”), issuable under this Agreement in connection with the Buyer’s purchase of the Interests, and any other shares of Common Stock to be issued by the Buyer, if any, which could be aggregated with the Shares in connection with the purchase of the Interests under Nasdaq Listing Rule 5635(a), exceed 19.99% of the Buyer’s issued and outstanding shares of Common Stock immediately before consummation of this Agreement and any other transactions being consummated by the Buyer in connection with the purchase of the Interests (the “Cap Amount”), unless the Buyer has obtained either (i) its stockholders’ approval of the issuance of more shares of Common Stock than the Cap Amount, pursuant to Nasdaq Listing Rule 5635(a), or (ii) a waiver from Nasdaq (as defined in Section 1.04) of the Buyer’s compliance with Nasdaq Listing Rule 5635(a). To the extent that the issuance of shares of Common Stock under this Agreement would cause the Shares issuable herein to exceed the Cap Amount, the Buyer, in lieu of issuing such shares of Common Stock, shall pay the Sellers in cash an amount equal to (x) the aggregate number of Shares that exceed the Cap Amount times (y) the 7-Day Closing VWAP or VWAP, as applicable, of the Common Stock as reported on Nasdaq.

(d) No fractional shares or scrip representing fractional shares shall be issued under this Agreement. As to any fraction of a share which a Seller would otherwise be entitled to receive in accordance with the terms of this Agreement, the Buyer shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the 7-Day Closing VWAP or round up to the next whole share.

Section 1.03 Review Periods.

The mechanics, timing, and responsibilities of calculating the Total Earnout for each review period, including, but not limited to, the permitted disputes and resolutions thereof, shall be set forth in Exhibit B, together with the agreed-upon targets for the Company’s actual earnings before interest, taxes, depreciation, and amortization (the “EBITDA”) and the Company’s revenue for each of the three years following the Closing Date. Exhibit B further sets forth the effect on the Total Earnout should the Company exceed the targets set forth therein and should it fall short thereof.

Section 1.04 Lockup; Securities Definitions.

Each Seller hereby agrees that it shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Shares or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares held by such Seller for one hundred and eighty (180) days following the issuance date of such Shares. Each Seller further agrees to execute and deliver such other agreements as may be reasonably requested by the Buyer that are consistent with the foregoing or that are necessary to give further effect thereto.

For purposes of this Agreement, “VWAP” shall mean, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is quoted for trading on the OTCQB or OTCQX, as applicable, and if the OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, or (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported.

“Closing 7-Day VWAP” shall mean the VWAP for seven (7) consecutive trading days ending on the trading day immediately prior to the Closing Date (as defined in Section 1.05 below).

“Trading Day” shall mean a day on which the principal Trading Market is open for trading, and “Trading Market” shall mean any of the following markets or exchanges on which the Buyer Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market (“Nasdaq”), the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

Section 1.05 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement remotely by electronic exchange of documents and signatures (the “Closing Date”).

Article II
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS

Each Seller, jointly and severally, represents and warrants to the Buyer that the following statements are correct and complete as of the date hereof:

Section 2.01 Authority.

The Seller has full legal power, authority, and capacity to execute and deliver this Agreement and all other documents, instruments, and writings required to be delivered by the Seller at the Closing under this Agreement or otherwise required in connection with this Agreement (the “Related Documents”) to which the Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each Related Document to which the Seller is a party have been duly and validly executed and delivered by the Seller and constitute valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, or other Laws affecting the rights of creditors generally, and to equitable principles. No further action on the part of the Seller is or will be required in connection with the consummation of the transactions under this Agreement.

Section 2.02 Title to Interests.

(a) The Seller lawfully owns beneficially and of record its Allocated Share of the Interests that are set forth in the Recitals and has good and marketable title to its Interests, free and clear of any pledges, security interests, mortgages, deeds of trust, liens, charges, encumbrances, equities, claims, adverse claims, options, rights of first refusal, rights of way, conditional sales, grants of power to confess judgment, or limitations whatsoever (“Encumbrances”). There are no claims, actions, or proceedings of any kind pending or threatened in writing by or against the Seller or the Company concerning its Interests. At the Closing, the Seller will transfer, assign, and deliver to the Buyer good title to its Allocated Share of the Interests, free and clear of any Encumbrances.

(b) The Interests were issued in compliance with applicable Laws. The Interests were not issued in violation of the organizational documents of the Company or any other agreement, arrangement, or commitment to which the Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any individual, a partnership (general or limited), a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization or Governmental Authority (“Person”).

(c) Other than the organizational documents of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests.

(d) The Interests were never certificated, and the execution and delivery of this Agreement by the Sellers and execution and delivery of the assignment of membership interest, in the form attached hereto as Exhibit C (the “Assignment Agreement”), shall evidence the delivery by each Seller of its Allocated Share of the Interest to the Buyer.

Section 2.03 Consents Required.

No consent, approval or authorization of or by, registration, declaration or filing with, or notification to any Governmental Authority or any other Person is required in connection with the execution, delivery, and performance by the Seller of this Agreement or the Related Documents to which the Seller is or will be a party or the consummation by the Seller of the transactions contemplated hereby or thereby. “Governmental Authority” means any national, federal, state, provincial, county, municipal, or local government, foreign, or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

Section 2.04 Investment Representations.

(a) Each Seller is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Each Seller has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of receiving the Buyer Shares in connection with the sale of the Interests.

(b) The Buyer Shares will be acquired for investment for each Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Seller does not presently have any contract, undertaking, agreement, or arrangement with any Person to sell, transfer, or grant participations to such Person or to any third party with respect to any of the Buyer Shares.

(c) Each Seller understands that the Buyer Shares, when issued, shall be “restricted securities” under the federal securities Laws and that under such Laws and applicable regulations the Buyer Shares may be resold without registration under the Securities Act only in certain limited circumstances. Each Seller represents that it is aware of the provisions of Rule 144 promulgated under the Securities Act, which rules permit the limited resale of shares purchased in a private placement or shares owned by certain Persons subject to the satisfaction of certain conditions, which may include the time and manner of sale, the holding period for the Buyer Shares, and requirements relating to the Buyer which are outside of each Seller’s control, and which the Buyer is under no obligation and may not be able to satisfy. Each Seller understands that such Buyer Shares are being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities Laws and Buyer is relying in part upon the truth and accuracy of, and each Seller’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of each Seller set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of each Seller to acquire such Buyer Shares.

(d) Each Seller acknowledges that, as of the date hereof, it has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Buyer concerning the terms and conditions of this Agreement and the transactions contemplated hereby and the Buyer Shares, and the merits and risks of receiving the Buyer Shares; (ii) access to information about the Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the transactions contemplated under this Agreement; (iii) the opportunity to obtain such additional information that the Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment; and (iv) the opportunity to ask questions of management of the Buyer. Each Seller has sought such accounting, legal and Tax advice as it has considered necessary to make an informed decision with respect to the terms set forth hereunder.

(e) Each of the Sellers and, to their knowledge, the Company has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

(f) The foregoing representations and warranties set forth under this Section 2.04 shall be true and correct as of the issuance date of any Buyer Shares and the Closing Date.

Section 2.05 Full Disclosure.

No representation or warranty made by the Sellers in this Agreement, any Schedule, any Exhibit, or any certificate delivered, or to be delivered, by or on behalf of the Sellers pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance that the Sellers have not disclosed to the Buyer in writing that the Sellers presently believe have resulted, or could reasonably be expected to result, in a Material Adverse Effect on the Company or could reasonably be expected to have a Material Adverse Effect on the ability of the Company or the Sellers to perform their respective obligations under this Agreement. “Material Adverse Effect” means any change, circumstance, occurrence, development, event, or effect having, or reasonably expected to have, individually or in the aggregate, a material adverse effect on the prospects, condition, or operations of the business of a Person; provided, however, that the following shall not be considered in determining whether a Material Adverse Effect has occurred (but, in the case of each of clauses (a), (b) and (c) below, only to the extent such changes or effects do not have a disproportionate adverse impact on the Person as compared to other Persons in the industry in which the Person conducts business): (a) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (b) changes in Laws or interpretations thereof or changes in accounting requirements or principles; or (c) any hurricane, super storm, tornado, earthquake, flood, tsunami, natural disaster, act of God, epidemic, pandemic (including that resulting from the COVID-19, SARS-CoV-2 virus or any mutation or variation thereof), or other comparable events or outbreak, or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof.

Article III
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

The Sellers, jointly and severally, represent and warrant to the Buyer that the following statements are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date:

Section 3.01 Organization; Qualification.

The Company is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation, and it has all requisite power and authority (corporate and otherwise) to own, lease, and operate its assets and properties and to carry on its Business as presently conducted. The Company is duly licensed or qualified to transact business and is in good standing in each jurisdiction set forth on Schedule 3.01, which together constitutes all jurisdictions in which the nature of the business transacted by it, including its ownership or leasing of properties, requires such licensing or qualification. The Company has delivered to the Buyer true and complete copies of all such documents establishing its legal existence or governing its internal affairs (collectively, the “Fundamental Documents”).

Section 3.02 Authority Relative to this Agreement.

The Company has full limited liability company power and authority to execute and deliver this Agreement and each Related Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Related Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite limited liability company action taken by it, and no other proceedings by the Company are necessary to authorize this Agreement and each such Related Document or to consummate the transactions contemplated hereby or thereby. This Agreement and each such Related Document have been duly and validly executed and delivered by the Company and constitute the valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, or other Laws affecting the rights of creditors generally, and to equitable principles. No further action on the part of the Company is or will be required in connection with the consummation of the transactions under this Agreement.

Section 3.03 Capitalization.

(a) The Interests (i) constitute 100% of the total issued and outstanding membership interests of the Company, (ii) have been duly authorized, and (iii) are validly issued, fully paid, and non-assessable. No other membership interests or other equity securities of the Company are authorized, issued, or outstanding.

(b) Other than this Agreement (i) there is no subscription, option, warrant, call, right, agreement, or commitment, whether written or oral, relating to the issuance, sale, delivery, or transfer (including any right of conversion or exchange under any outstanding security or other instruments) by any the Company, or by any of the Sellers, of any membership interests or equity securities of the Company, (ii) there are no written or oral outstanding contractual obligations of the Company to repurchase, redeem, or otherwise acquire any outstanding Interests or other membership interests or equity securities of the Company, and (iii) there are no contracts, commitments, arrangements, understandings, or restrictions to which the Company, or any of the Sellers or any other holder of the Company’s equity securities is bound relating to any membership interests or other equity securities of the Company (collectively, the “Interest-Related Rights”).

(c) Except as set forth in Schedule 3.03(c), neither the Sellers, nor any officer, director, manager, employee, or member of the Company, nor any relative or other Affiliate of any of the foregoing, have any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business, and no such Person is indebted to the Company, nor is the Company indebted to any such Person. For purposes of this Agreement, “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

Section 3.04 Subsidiaries; Investments.

The Company does not have any equity or similar investment, directly or indirectly, in or with any subsidiary, corporation, company, partnership, association, joint venture, or other Person.

Section 3.05 Consents and Approvals; No Violation.

Neither the execution and delivery of this Agreement and the Related Documents by the Sellers, nor the sale by the Sellers of the Interests under this Agreement nor the consummation of the other transactions contemplated by this Agreement and the Related Documents will (a) conflict with or result in any breach of any provision of the Fundamental Documents of the Company; (b) require any consent, approval, authorization, or permit of, or filing with, or notification to, any Governmental Authority other than those that are set out on Schedule 3.05; (c) result in a default (or give rise to any right of termination, cancellation, or acceleration) under the terms of any note, mortgage, indenture, deed of trust, real property lease, or other contract or agreement to which the Company is a party or by which the Company is bound or subject; (d) result in the creation of any encumbrance, security interest, equity, or right of others upon any of the properties or assets of the Company or under the terms, conditions, or provisions of any agreement to which the Company or its assets may be bound or affected; or (e) violate any order, writ, injunction, decree, law, statute, rule, or regulation of any Governmental Authority (“Law”) applicable to the Company or its assets.

Section 3.06 Financial Statements.

(a) The Company has delivered to the Buyer reviewed balance sheets of the Company as of December 31, 2023, and December 31, 2022, and the related certified public accountant reviewed consolidated statements of operations and comprehensive loss, changes in members’ equity, and cash flows for the 12-month periods then ended (collectively, the “Reviewed Financial Statements”) and the management-prepared consolidated balance sheet of the Company as of June 30, 2024 (the “Latest Balance Sheet Date”) and the related management-prepared statements of operations and comprehensive loss, changes in members’ equity, and cash flows for the period beginning on January 1, 2024, and ending on the Latest Balance Sheet Date (collectively, the “MP Financial Statements,” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements, including the related notes and schedules thereto, (i) have been prepared in accordance with the books and records of the Company, which are true and complete in all material respects and which have been maintained in a manner consistent with historical practice, (ii) present fairly, in accordance with GAAP, the financial condition and results of operations of the Company, which such Financial Statements purport to present as of the dates thereof and for the periods indicated therein and (iii) have been prepared on the consistent basis and in accordance with consistent policies, principles, and practices throughout the periods covered thereby (except as may be indicated therein, in the notes thereto or as summarized in Schedule 3.06, and except, in the case of the Reviewed Financial Statements, for the absence of footnotes and to standard year-end adjustments, none of which will be material). As used herein, “GAAP” means generally accepted accounting principles in the United States, as consistently applied by the Company.

(c) Since the date of the Reviewed Financial Statements, there has been no change in (i) any accounting principle, procedure, or practice followed by the Company or (ii) the method of applying any such principle, procedure, or practice.

Section 3.07 Undisclosed Liabilities.

The Company does not have any material Liabilities (for the purpose of this Section, “material” means Liabilities that, individually or in the aggregate, exceed $5,000, that are not fully reflected or reserved against in the Reviewed Financial Statements, except those that have been incurred in the ordinary course of business since the date thereof (none of which are material)). There is no basis for any claim against the Company for any material Liability that is not fully reflected or reserved against in the Reviewed Financial Statements, other than obligations incurred in the ordinary course of business since the date of the Reviewed Financial Statements (none of which are material). “Liabilities” means liabilities or obligations, secured or unsecured, of any nature whatsoever, whether absolute, accrued, contingent, or otherwise, and whether due or to become due.

Section 3.08 Absence of Adverse Changes and Extraordinary Events.

Except as otherwise contemplated by this Agreement, from the date of the Reviewed Financial Statements through the date hereof, (a) the Company has not entered into any transactions other than in the ordinary course of business consistent with past practice, (b) there has not been any event that has had or may have a material adverse effect on the Company, (c) the Business has been operated only in the ordinary course and substantially in the manner that such business was heretofore conducted, (d) all vendors and contractors of the Company have been promptly paid, and (e) each Seller has used that Seller’s commercially reasonable efforts to preserve the goodwill of the Company and its relationships with its employees, customers, and suppliers.

Section 3.09 Insurance.

The Company maintains insurance for its properties against loss or damage by fire or other casualty or any other such other insurance, including liability insurance, as would usually be maintained by prudent companies similar in size and credit standing to the Company and engaged in the same or similar business.

Section 3.10 Title to Assets.

The Company has good and marketable title to, or a valid leasehold or license interest in, all of its assets, properties, and interests in properties, real, personal or mixed (a) reflected on the balance sheets included in the Reviewed Financial Statements, (b) acquired since the Latest Balance Sheet Date, or (c) required for or used in the conduct of its business as currently conducted, except for inventory sold in the ordinary course of business since the date of that balance sheet and accounts receivable and notes to the extent that they have been paid (collectively, the “Assets”). All of the Assets that have an individual book value in excess of $5,000 are listed in Schedule 3.10. All of the equipment, furniture, fixtures, and other personal property included in the Assets are in good operating condition and are adequate for use in the ordinary course of the Company’s business consistent with past practice with no defects that could interfere with the conduct of normal operations of such equipment, furniture, fixtures, and other personal property, except for damaged, worn, or defective items that have been written off or written down to fair market value or for which adequate reserves have been established in the Reviewed Financial Statements. All of the Assets are owned by the Company, free and clear of any Encumbrances, and no Assets are held on a consignment or lease basis.

Section 3.11 Credit Lines, Loans, Guarantees, Banks.

Schedule 3.11 describes all the loans and credit lines of the Company, including the identity of the lender, the loan amount and balance, terms, related security interests, and the identity of any guarantors. Except as set out on Schedule 3.11, (a) the Company has no indebtedness for borrowed money or other debt obligation, other than trade credit extended in the ordinary course of business by the suppliers and vendors of the Company, (b) the Company has not guaranteed the Liabilities of any third party and (c) the Company is not obligated to indemnify any third party. The full details of the Company’s bank accounts, including the names of all Persons authorized to draw thereon or make withdrawals therefrom, and the balance of each such account as of the most recent statement date, are detailed in Schedule 3.11.

Section 3.12 Labor Matters.

Except as set forth in Schedule 3.12: (a) the Company is in full compliance with all applicable Laws concerning employment and employment practices, terms, and conditions of employment and wages and hours, and they are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company pending or, to the Knowledge (as defined below) of the Sellers, threatened before any Governmental Authority; (c) there is no labor strike, dispute, slowdown, or stoppage actually pending or, to the Knowledge of the Sellers, threatened against or affecting any of the Company; (d) no grievance nor any arbitration proceeding arising out of or under any collective bargaining or other agreement is pending against any of the Company; and (e) the Company has not experienced any strike or work stoppage or other industrial dispute involving their employees in the past five (5) years. “Knowledge” means, with respect to any fact or matter, the actual knowledge of a Person, and such knowledge that they would be expected to discover after diligent inquiry concerning the existence of the fact or matter in question.

Section 3.13 Employees; Employee Benefit Arrangements.

(a) Schedule 3.13(a) is a true and complete list of the names and positions of current employees of the Company (the “Employees”) and the following compensation information for fiscal year 2023 for each Employee (as applicable): (i) annual base salary; (ii) annual bonus; (iii) commissions; (iv) benefits; (v) severance; and (vi) all other items of compensation that are in fact paid, provided, or made available to that Employee or that the Company is required to pay, provide, or make available to that Employee under any written or oral agreement, plan or other understanding or arrangement. The Company has no outstanding Liabilities (including any commission payments due) with respect to any Employee (or any dependent or beneficiary of any such Employee) that are not accrued for in the Reviewed Financial Statements. Except as set out on Schedule 3.13(a), the employment of all Employees is “at will,” and the Company may terminate the employment of each Employee at any time, for any reason or for no reason. Except as set out on Schedule 3.13(a), the Company has not offered employment to any individual who is not an Employee. The Company has delivered to the Buyer true and complete copies of employment agreements with the Employees listed on Schedule 3.13(a).

(b) “Benefit Arrangement” means any employee benefit plans, as defined in Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable Law, or other pension, savings, retirement, benefit, fringe benefit, compensation, deferred compensation, incentive, bonus, commission, profit-sharing, insurance, welfare, severance, change of control, parachute, stock option, stock purchase, or other employee benefit plan, program or arrangement, whether or not subject to any of the provisions of ERISA, whether or not funded and whether written or oral.

(c) Except as referred to in Schedule 3.13(c), the Company has no Benefit Arrangements covering former or current employees of the Company, or under which the Company has any Liability (each such Benefit Arrangement, a “Company Employee Plan”). The Company has no commitment or obligation to create any additional Benefit Arrangements or to increase benefit levels, provide any new benefits under, or otherwise change any Company Employee Plan, and no such creation, increase, or change has been proposed, made the subject of written or oral representations to employees, or requested or demanded by employees under circumstances that make it reasonable to expect that it will occur. Correct and complete copies of all Company Employee Plans are attached as part of Schedule 3.13(c).

(d) Each Company Employee Plan is and has been administered in compliance with its terms and with the requirements of applicable Law and for the exclusive benefit of the participants and beneficiaries of that Company Employee Plan. There is no pending or, to the Sellers’ Knowledge, threatened legal action, arbitration, or other proceeding against the Company with respect to any Company Employee Plan, other than routine claims for benefits, that could result in Liability to the Company or to the Buyer, and there is no basis for any such legal action or proceeding. All required, declared, or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals with respect to each Company Employee Plan for all periods ending prior to or as of the date hereof have been made or properly accrued on the Financial Statements, including the balance sheets included in the Reviewed Financial Statements, or with respect to accruals properly made after the date of the Reviewed Financial Statements, on the books and records of the Company. There is no unfunded actual or potential Liability relating to any Company Employee Plan that is not reflected on the Financial Statements, including the balance sheets included in the Reviewed Financial Statements, or with respect to accruals properly made after the date of the Reviewed Financial Statements, on the books and records of the Company. Each Company Employee Plan that is a “group health plan” within the meaning of Section 5000 of the Code has been maintained in compliance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA and no Tax payable on account of Section 4980B of the Code has been or is expected to be incurred as this law is not applicable to the Company. If any Company Employee Plan is, or has features that constitute, a “nonqualified deferred compensation plan” within the meaning of Treas. Reg. §1.409A-1(a), that Company Employee Plan has been operated in compliance with Section 409A of the Code and applicable Treasury regulations thereunder and the Company has no any obligation to pay, reimburse, or indemnify any service provider in any such Company Employee Plan for Taxes resulting from the service provider’s participation in that Company Employee Plan. Except as may be required under COBRA or other Laws of general application, no Company Employee Plan obligates the Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other “welfare-type” benefits. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (either of severance pay or otherwise) becoming due under any Company Employee Plan, or from any of the Company, the Sellers, or the Buyer, to any current or former employee or self-employed individual.

Section 3.14 Contracts; Customers.

(a) Schedule 3.14(a) sets out a list of all the written and oral contracts and commitments (including any (i) real property leases, (ii) customer contracts and customer orders (including customer contact lists), (iii) partner and supplier contracts, (iv) powers of attorney, and (v) indemnification agreements), (A) to which the Company is a party, (B) by which the Company is bound, or (C) under which the Company has performed work, or had work performed for it, in the past twenty-four (24) months (collectively, the “Contracts”) that are material to the Company (“Material Contracts”), including the following:

(i)	each Contract of the Company involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled by such Company without penalty or without more than thirty (30) days’ notice;

(ii)	all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental, or other Liability of any Person;

(iii)	all Contracts relating to Intellectual Property (as defined in Section 3.21), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv)	except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v)	all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Knowledge of the Sellers, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

(c) (i) To the Knowledge of the Sellers, the Company’s relationships with each of their customers is good, (ii) no problem or disagreement exists between the Company and any customer, and (iii) no customer has notified the Company that it intends to, nor has any customer threatened to, terminate, decrease, or otherwise modify its relationship and dealings with the Company, and the Sellers do not have any reason to believe that any customer intends to take any such action, in each case whether as a result of the transactions contemplated by this Agreement or otherwise.

Section 3.15 Legal Proceedings, Etc.

There is no claim, action, proceeding, or investigation pending, nor, to the Knowledge of the Sellers and/or the Company, is there any basis for or any threatened claim, action, proceeding or investigation, against or relating to the Company or the Sellers before any Governmental Authority acting in an investigative or adjudicative capacity, nor has any such claim, action, proceeding or investigation been pending or, to the Knowledge of the Sellers and/or the Company, threatened in the past five (5) years, and the Company is not subject to any outstanding order, writ, injunction, or decree.

Section 3.16 Taxes.

(a) (i) All Tax Returns required to be filed by the Company on or before the date hereof have been filed by or on behalf of the Company. (ii) The Company has paid in full, or provided for in the Reviewed Financial Statements, all Taxes required to be paid by it through the date hereof, whether or not shown to be due on any Tax Returns. (iii) All accruals or reserves for Taxes reflected in the Reviewed Financial Statements are adequate to cover Taxes accruing with respect to or payable by the Company through the date thereof, and the Company has not incurred or accrued any Liability for Taxes subsequent to that date other than in the ordinary course of business. (iv) All Tax Returns filed or required to be filed on or before the Closing by the Company are true, correct, and complete in all material respects. (v) No Tax Return of the Company has been audited or is under audit by the relevant authorities, and the Company has not received any notice that any such Tax Return is under examination or will be audited. (vi) No extension of the statute of limitations with respect to any claim for Taxes has been granted by the Company. (vii) There are no liens or other Encumbrances for Taxes upon the assets of the Company except liens for Taxes not yet due. (viii) The Company is not party to or bound by any Tax allocation or sharing agreement, nor does it have any Liability for the Taxes of any Person other than itself under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract or otherwise. (ix) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing by the Company to any employee, independent contractor, creditor, stockholder or other Person.

(b) “Tax” and “Taxes” mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, gains, use, value added, withholding, license, occupation, privileges, payroll, and franchise taxes and stamp duties, imposed by any Governmental Authority; and those terms shall include any interest, penalties, or additions to tax attributable to those assessments. “Tax Return” means any report, statement, return, or other information required to be supplied by the Company to a taxing authority in connection with Taxes.

Section 3.17 Compliance with Law.

The Company has conducted its business in all material respects in compliance with, and it currently is in compliance with, all applicable Laws. The Company has all permits, licenses, approvals, certificates, and other authorizations, and has made all notifications, registrations, certifications, and filings with all Governmental Authorities, necessary or advisable for the operation of its business as currently conducted. There is no action, case or proceeding pending or, to the Company’s Knowledge after due investigation, threatened by any Governmental Authority with respect to (i) any alleged violation by the Company of any Law, or (ii) any alleged failure by the Company to have any permit, license, approval, certification, or other authorization required in connection with the operation of the Business. No notice of any violation of such Laws has been received by the Company, and the Company has not received any notice that the products manufactured or sold or the services provided by the Company is not in compliance with, or do not meet the standards of, all applicable Laws.

Section 3.18 Full Disclosure.

This Agreement, including the representations and warranties contained in Article II and this Article III, the schedules, attachments, and exhibits attached hereto, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

Section 3.19 Broker’s or Finder’s Fees.

None of the Sellers, nor the Company, nor any Person acting on the Sellers’ or the Company’s behalf, has employed an agent, broker, Person or firm in connection with the transactions contemplated by this Agreement. To the extent that any of the Sellers or the Company has incurred any Liability for any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated by this Agreement, the Sellers, and not the Company, will be solely responsible for the payment of that Liability.

Section 3.20 Related Party Transactions; Guarantees.

Except as set out on Schedule 3.20, there are no related party transactions between any of the Company, on the one hand, and the Sellers (or any spouse, other family member or Affiliate of any Seller), on the other hand, in existence as of the Closing, and there are no Liabilities between any Seller (or any spouse, other family member or Affiliate of any Seller) and the Company that will not, by their terms or otherwise, terminate at or before the Closing. The Company has not guaranteed the Liabilities of the Sellers or any other Person.

Section 3.21 Intellectual Property.

(a) “Intellectual Property” means (i) any and all inventions, technology, patents, and reissuances, continuations, continuations-in-part, divisions and reexaminations of those patents, (ii) trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, including all goodwill associated therewith, (iii) copyrightable works and copyrights (including software, databases, data, and related documentation), (iv) mask works, (v) trade secrets and confidential business information (including ideas, research, and development, know-how, processes and techniques, technical data, designs, drawings, specifications, client, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (vi) all registrations, applications, renewals, and recordings of any of the preceding items listed in this sentence. Schedule 3.21 sets out each item of Intellectual Property that is used in the conduct of the Business as currently conducted.

(b) The Company either owns the entire right, title, and interest to, or holds an existing, valid, and enforceable license to use, all the Intellectual Property used in or required for the Business as currently conducted (any such license and any required royalty payments are set out on Schedule 3.21).

(c) There are no actions instituted or, to the Knowledge of the Sellers, threatened by any third party pertaining to, or challenging, the Company’s use of, or right to use, any Intellectual Property.

(d) Neither the Intellectual Property of the Company nor the conduct of the Business infringes any Intellectual Property of any third party, nor has the Company received any written assertion of any such infringement or any offer to license Intellectual Property under claim of use.

(e) To the Knowledge of the Sellers, no third party is infringing upon any Intellectual Property of the Company.

(f) All current and former employees and consultants of the Company has signed (i) non-disclosure agreements related to any of the Company’s Intellectual Property rights, and (ii) agreements obligating them to assign to the Company Intellectual Property rights developed by them in the course of their service to the Company, and those agreements are currently in full force and effect.

(g) The Company has not violated or breached, nor is the Company in violation or in breach of, any confidentiality, non-competition, non-solicitation, or similar obligation of the Company to any Person.

Section 3.22 Environmental Matters.

(a) Except as set forth on Schedule 3.22, to the Knowledge of the Sellers, (i) the business of the Company is being and has been conducted in compliance in all material respects with all Environmental Laws, (ii) the real property operated by the Company (including, without limitation, soil, groundwater or surface water on or under the properties and buildings thereon) (the “Affected Property”) does not contain any Regulated Substance in violation of applicable Environmental Laws (the Company does not own any real property), (iii) the Company has, and at all times has had, all permits, licenses and other approvals and authorizations required under applicable Environmental Laws, if any, for the operation of the business of the Company, (iv) the Company has not received any notice from any Governmental Authority that the Company or any of its Affiliates may be a potentially responsible party in connection with any waste disposal site or facility used by or otherwise related to the Company, (v) no reports have been filed, or have been required to be filed, by the Company concerning the release of any Regulated Substance in the violation of Environmental Laws or otherwise with respect to the violation of any Environmental Laws on or at the properties used in the business of the Company, (vi) no Regulated Substance has been disposed of, transferred, released or transported from the Affected Property, other than as permitted under applicable Environmental Law or pursuant to appropriate regulations, permits or authorizations, (vii) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by or which are in the possession of the Company or any Affiliate of the Company relating to the business of the Company, true and complete copies of which have not been delivered to the Buyer prior to the date hereof, (viii) there are no underground storage tanks on, in or under any Affected Property and no underground storage tanks have been closed or removed from any Affected Property, (ix) the Company has not presently incurred, and the Affected Property is not presently subject to, any liabilities (fixed or contingent) relating to any suit, settlement, judgment or claim asserted a violation of Environmental Laws or arising under any Environmental Law, and (x) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or other proceedings pending or threatened against the Company or any Affiliate of the Company with respect to the Business relating to any violations, or alleged violations, of any Environmental Law, and neither the Company nor any Affiliate of the Company has received any notices, demand letters or requests for information, arising out of, in connection with, or resulting from, a violation, or alleged violation, of any Environmental Law, and neither the Company nor any Affiliate of the Company has been notified by any Governmental Authority that it has, or may have, any liability pursuant to any Environmental Law. Schedule 3.22 includes a true and complete list of all North American Industry Classification System (NAICS) Codes applicable to the Company. The sale of the Interests to the Buyer, and the other transactions contemplated hereby, do not require any filing with, notice to, or approval or consent by, any Governmental Authority under any Environmental Law, except as disclosed in Schedule 3.05.

(b) “Environmental Laws” means any federal, state, and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement, or agreement with any Governmental Authority, (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health, or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life, or any other natural resource, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term Environmental Law includes, without limitation, (i) the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984), the Toxic Substances Control Act, the Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass, and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

(c) “Regulated Substances” means pollutants, contaminants, hazardous, or toxic substances, compounds, or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

Section 3.23 OFAC and September 24, 2001 Executive Order.

Neither the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”), nor any similar list maintained by OFAC, nor the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, is applicable to the Company or the Sellers.

Section 3.24 Anti-Corruption Laws.

Neither the Company, nor any Seller, nor anyone acting on any of their behalf, has directly or indirectly: (a) made, offered to make, or promised to make any payment or transfer of anything of value, directly or indirectly, to (i) anyone working in an official capacity for any Governmental Authority, including any employee of any government-owned or controlled entity or public international organization, or (ii) any political party, official of a political party, or candidate for political office, in order to obtain or retain business, or secure any improper business advantage, except for the payment of fees required by Law to be paid to Governmental Authorities, (b) made any unreported political contribution, (c) made or received any payment that was not legal to make or receive, (d) engaged in any transaction or made or received any payment that was not properly recorded on its books, (e) created or used any “off-book” bank or cash account or “slush fund”, or (f) engaged in any conduct constituting a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or the United Kingdom Bribery Act 2010, as amended.

Section 3.25 Privacy.

The Company has not been accused of any violation of any data protection or privacy Law, nor, to the Sellers’ Knowledge, are there facts that would reasonably form the basis for such an accusation. The Company has implemented commercially reasonable technological measures to protect personal information collected from individuals from loss, theft, and unauthorized access or disclosure.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as of the date hereof as follows:

Section 4.01 Organization.

The Buyer is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation, and it has all requisite power and authority to own, lease, and operate its properties and to carry on its Business as now conducted.

Section 4.02 Authority Relative to this Agreement.

The Buyer has full corporate power and authority to execute and deliver this Agreement and each Related Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Related Document to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by requisite corporate action taken by the Buyer, and no other corporate proceedings by the Buyer are necessary to authorize this Agreement and each such Related Document or to consummate the transactions contemplated hereby or thereby. This Agreement and each such Related Document have been duly and validly executed and delivered by the Buyer and constitute the valid and binding obligations of the Buyer, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, or other Laws affecting the rights of creditors generally, and to equitable principles. No further action on the part of the Buyer is or will be required in connection with the consummation of the transactions under this Agreement.

Section 4.03 Consents and Approvals; No Violation.

Neither the execution and delivery by the Buyer of this Agreement and each Related Document to which it is a party, nor the purchase by the Buyer of the Interests under this Agreement, nor the consummation of the other transactions contemplated by this Agreement and the Related Documents to which it is a party will (a) conflict with or result in any breach of any provision of the Fundamental Documents of the Buyer, or (b) violate any Laws applicable to the Buyer.

Section 4.04 Broker’s or Finder’s Fees.

Neither the Buyer, nor any Person acting on the Buyer’s behalf, has employed an agent, broker, Person, or firm acting on behalf of the Buyer in connection with the transactions contemplated hereby. To the extent the Buyer has incurred any Liabilities for any brokerage fees, commissions, or finder’s fees in connection with the transactions contemplated hereby, the Buyer will be solely responsible for the payment of those Liabilities.

Article V
RESTRICTIVE COVENANTS

Section 5.01 Nondisclosure.

The Sellers shall not use or disclose at any time after the Closing, except (x) to the extent such Seller is in the employ or in the service of either the Company or the Buyer pursuant to such terms of a separate agreement or (y) with the prior written consent of an officer authorized to act in the matter, any trade secrets, proprietary information, or other information that the Company or the Buyer considers confidential, including formulas, designs, processes, suppliers, machines, improvements, inventions, operations, manufacturing, marketing, distributing, selling, cost and pricing data, master files, supplier and vendor lists and client or customer lists utilized by the Company or by the Buyer or any of their respective subsidiaries or Affiliates (collectively, the “Buyer Group”), or the skills, abilities, and compensation of the Buyer Group’s employees and contractors, and all other similar information material to the conduct of the Business or any other business of the Buyer Group, which is or was obtained or acquired by the Sellers while in the employ of, or while a member of, the Company; provided, however, that this provision shall not preclude the Sellers from (i) using or disclosing information that presently is known generally to the public or that subsequently comes into the public domain, other than by way of disclosure in violation of this Agreement or in any other unauthorized fashion, or (ii) disclosure of that information as required by Law or court order, provided further that (A) prior to that disclosure the Sellers give Buyer three (3) business days’ written notice (or, if disclosure is required to be made in less than three (3) business days, then that notice shall be given as promptly as practicable after determination that disclosure may be required) of the nature of the Law or order requiring disclosure and the disclosure to be made in accordance therewith and (B) Sellers shall cooperate reasonably with the efforts of Buyer to obtain a protective order covering, or confidential treatment of, the relevant information.

Section 5.02 Non-Competition; Non-Solicitation.

(a) During the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Non-Compete Period”), the Sellers, and each of them, shall not, without the Buyer’s prior written consent, directly or indirectly, own, manage, control, participate in, consult with, render services for, whether as an agent, consultant, advisor, representative, member, stockholder, partner, or joint venturer, or in any manner engage in, any business providing mortgage brokerage services in the Restricted Territory competing with the Business. As used in this Section 5.02, the “Business” means the Business, whether conducted by the Company as a separate entity or by the Buyer, an Affiliate of the Buyer or another Person as a successor to any of the Company. The “Restricted Territory” means the United States of America.

(b) During the Non-Compete Period, the Sellers, and each of them, shall not, directly or indirectly through another Person, in the Restricted Territory, except with the prior written consent of the Buyer, (i) solicit, induce, encourage or cause or attempt to solicit, induce, encourage or cause any employee or consultant of either of the Company, the Buyer, or any of their Affiliates (each, a “Company Party”) to leave the employ or engagement of a Company Party, or in any way interfere with the relationship between a Company Party, on the one hand, and any employee or consultant thereof, on the other hand; provided, however, that the general solicitation of third parties through the use of means generally available to the public, including the general advertisement of job opportunities through job boards or similar publications open to the general public, provided that such advertisements are not directed at any employees or consultants of a Company Party, will not be deemed to violate this clause (i), or (ii) hire any individual who was an employee of a Company Party until six (6) months after that individual’s employment relationship with the Company Party has terminated.

(c) During the Non-Compete Period, the Sellers, and each of them, shall not, directly, or indirectly through another Person, in the Restricted Territory, except with the prior written consent of the Buyer, solicit, induce, encourage or cause or attempt to solicit, induce, encourage or cause any client, customer, supplier, consultant, licensee, licensor or other business relation of a Company Party to cease doing business with, or reduce the extent of its business with, any Company Party, or in any way interfere with the relationship between any such customer, supplier, consultant, licensee, licensor or other business relation and any Company Party.

(d) During the Non-Compete Period, the Sellers, and each of them, shall not make any statement that is disparaging about any Company Party or any of their officers, directors, managers, employees, members, or shareholders, including any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the Business or any other business of any such Person. During the same period no Seller shall engage in any conduct that is intended to inflict harm upon the professional or personal reputation of any such Person.

(e) The Sellers acknowledge that: (i) the provisions of this Section 5.02 are necessary and reasonable to protect the confidential information, intellectual property, and goodwill of each Company Party, including the goodwill of the Company that the Buyer is acquiring; (ii) the specific temporal and substantive provisions set out in this Section 5.02 are reasonable and necessary to protect the business interests of the Buyer in the Company; and (iii) in the event of any breach of any of the covenants set out in this Section 5.02, the Buyer would suffer substantial irreparable harm and would not have an adequate remedy at law for that breach. Accordingly, in the event of a breach or threatened breach of any of these covenants, in addition to and not in lieu of such other remedies as the Buyer may have at law, without posting any bond or security, the Buyer shall be entitled to seek and obtain equitable relief, in the form of specific performance and temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such an injunction or other relief shall not affect the Buyer’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

Section 5.03 Severability of Covenants.

The Sellers acknowledge that the covenants contained in Section 5.01 and Section 5.02 are reasonable and necessary for the protection of the Buyer and its investment in the Company and that each covenant, and the period or periods of time and the types and scope of restrictions on the activities specified therein are, and are intended to be, divisible and shall be deemed a series of separate covenants, one for each jurisdiction to which they are applicable. In the event that any part or parts of this Agreement are held illegal or unenforceable by any court or administrative body of competent jurisdiction, that determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

Article VI
Closing Deliveries

Section 6.01 Sellers’ and the Company’s Deliveries.

At the Closing, the Sellers and the Company shall deliver to the Buyer the following:

(a) The Assignment Agreement, executed by the Sellers.

(b) Copies of the resignations of the Sellers serving on the governing body of the Company, if any, such resignations to be effective as of the date hereof.

(c) The Employment Agreement between the Company and Griffith, in the form attached hereto as Exhibit D, duly executed by Griffith (the “Griffith Employment Agreement”).

(d) The Employment Agreement between the Company and Williams, in the form attached hereto as Exhibit E, duly executed by Williams (the “Williams Employment Agreement”).

(e) The Employment Agreement between the Company and Nathan Knottingham (“Knottingham”), in the form attached hereto as Exhibit F, duly executed by Knottingham (the “Knottingham Employment Agreement,” and together with the Griffith Employment Agreement and Williams Employment Agreement, the “Employment Agreements”).

(f) A certification meeting the requirements of Treasury Regulations Section 1.1446(f)-2(b)(2) to the effect that such Seller is not a foreign Person within the meaning of Section 1446(f) of the Internal Revenue Code of 1986, as amended (“Code”), duly executed by each such Seller and in form and substance reasonably satisfactory to the Buyer.

Section 6.02 Company’s Deliveries.

At the Closing, the Buyer shall deliver to the Sellers the following:

(a) The Cash Portion of the Purchase Price.

(b) Final calculation of the number of the Buyer Shares to be issued pursuant to the Closing 7-Day VWAP and as set forth in Exhibit A.

(c) The Assignment Agreement, executed by the Buyer.

(d) The Employment Agreements between the Company and each of Griffith, Williams, and Knottingham, duly executed by the Buyer as the managing and sole member of the Company.

Article VII
TAX MATTERS

Section 7.01 Sales and Transfer Taxes.

All sales and transfer Taxes (including all stock transfer Taxes, if any) incurred in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby will be borne by the Sellers, and the Sellers shall, at the Sellers’ own expense, file all necessary Tax Returns and other documentation with respect to all such sales and transfer Taxes, and, if required by applicable Law, the Buyer will join in the execution of any such Tax Returns or other documentation.

Section 7.02 Other Tax Matters.

(a) To the extent that there are (i) any Taxes payable by the Company with respect to any period (whether or not constituting taxable years or otherwise recognized taxable periods) through the Closing Date or (ii) any refunds of Taxes due to the Company with respect to any period through the Closing Date, the Sellers shall be liable for all of those Taxes or entitled to those refunds of Taxes with respect to the Company for all periods ending on or prior to the Closing Date, including the portion ending on the Closing Date of any period that includes the Closing Date (“Pre-Closing Taxes”). The Company shall be liable for any Taxes or entitled to refunds of Taxes with respect to the Company for periods beginning after the Closing Date, including the portion beginning after the Closing Date of any taxable period that includes the Closing Date. The parties shall cooperate fully in connection with the filing of Tax Returns for any period that includes the Closing Date, including by providing copies of those Tax Returns to the other party before filing, and each party will bear its own costs associated with preparation and filing of those Tax Returns. In any instance in which the Buyer or the Company is required to file or cause to be filed Tax Returns covering a period commencing before but ending after the Closing, the Sellers shall furnish all information and records reasonably available to the Sellers and reasonably requested by the Buyer or the Company and necessary or appropriate for use in preparing those Tax Returns. Any Taxes for a period commencing prior to but ending after the Closing shall be apportioned, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the basis of the actual activities, taxable income or taxable loss of the Company, or any of them, as applicable, during the periods before and after the Closing.

(b) If the Sellers and the Buyer disagree as to the amount of Taxes for which the Sellers, on the one hand, and the Buyer, on the other hand, are liable under this Agreement, the Sellers and the Buyer shall appoint Independent Accountants to act as arbitrator to resolve that dispute. All determinations by that arbitrator shall be final and binding on the parties and all fees and expenses of that arbitrator shall be shared equally by the Sellers, on the one hand, and the Buyer, on the other hand.

Article VIII
INDEMNIFICATION

Section 8.01 Survival.

All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing unless and until they are otherwise terminated by their own terms. The date upon which any representation, warranty, covenant or agreement contained in this Agreement shall terminate, if any, is called the “Survival Date”.

Section 8.02 Indemnification by the Sellers.

The Sellers, jointly and severally, shall save, defend, and indemnify the Buyer and its Affiliates (including, after the Closing, the Company), successors and assigns and their directors, officers, employees, and contractors (collectively, “Buyer Indemnified Persons”) against, and hold them harmless from, any and all claims, Liabilities, losses, costs and expenses, of every kind, nature, and description, fixed or contingent (including reasonable fees and expenses of lawyers, accountants, and other professionals in connection with any action, claim, or proceeding relating thereto or seeking enforcement of obligations hereunder) (“Losses”) arising out of:

(a) any breach, inaccuracy, or untruth of any representation or warranty of the Sellers, or either of them, in this Agreement or any Related Document, or facts or circumstances constituting any such breach, inaccuracy or untruth;

(b) any breach of any covenant or agreement of the Sellers, or either of them, in this Agreement or any Related Document;

(c) Pre-Closing Taxes;

(d) any audit by any Taxing authority related to (i) any Tax Return of the Company for any Tax period ending on or before the Closing Date, including the portion ending on the Closing Date of any period that includes the Closing Date or (ii) any alleged payment or non-payment by the Company or the Sellers of any Tax for any such period;

(e) any Tax Liability of the Company arising as a result of the transactions contemplated by this Agreement or any of the Related Documents;

(f) actions, activities, or omissions of, or events involving, the Company prior to the Closing, notwithstanding any disclosure in this Agreement, on any Schedule or otherwise, except for (i) Liabilities of the Company to perform obligations arising after the Closing under (A) the Material Contracts listed in Schedule 3.14(a) and (B) sales and purchase orders entered into in the ordinary course of business, and (ii) Liabilities reflected in the Reviewed Financial Statements; or

(g) any and all costs, fees and expenses (including reasonable attorneys’ fees) incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in successfully enforcing the indemnity under this Section 8.02.

Section 8.03 Assertion of Claims.

No claim for indemnification shall be brought under Section 8.02 unless the Buyer (on behalf of the Buyer Indemnified Persons) (the “Indemnified Party”), at any time prior to the applicable Survival Date, gives the Sellers (the “Indemnifying Party”) (a) written notice of the existence of that claim, specifying the nature and basis of that claim and the amount of that claim, to the extent known or (b) written notice under Section 8.04 of any Third Person Claim, the existence of which might give rise to such a claim.

Section 8.04 Notice and Defense of Third Person Claims.

The obligations of the Indemnifying Party with respect to Losses resulting from the assertion of Liability by third parties (each, a “Third Person Claim”) shall be subject to the following terms and conditions:

(a) The Indemnified Party shall promptly give written notice to the Indemnifying Party of any Third Person Claim that might give rise to any Losses by the Indemnified Party, stating the nature and basis of that Third Person Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay. That notice shall be accompanied by copies of all available relevant documentation with respect to that Third Person Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other related document or instrument.

(b) If the Indemnifying Party acknowledges in a writing delivered to the Indemnified Party that the Indemnifying Party is obligated under the terms of its indemnification obligations hereunder in connection with a Third Person Claim, then the Indemnifying Party shall have the right to assume the defense of that Third Person Claim at its own expense and by its own counsel, which counsel shall be reasonably satisfactory to the Indemnified Party; except, that the Indemnifying Party shall not have the right to assume the defense of any Third Person Claim, notwithstanding the giving of that written acknowledgment, if (i) the Indemnified Party has been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because those interests could be in conflict with those of the Indemnifying Party, (ii) the action or proceeding involves any client, customer, service provider, supplier or other business relation of the Buyer or any of its Affiliates or any matter that is material to the Buyer beyond the scope of the indemnification obligation of the Sellers, or (iii) the Indemnifying Party shall not have assumed the defense of the Third Person Claim in a timely fashion. For purposes of this Section 8.04(a)(iii), “timely fashion” shall mean before any responsive pleading is due for a suit filed in the Third Person Claim, or before any substantial prejudice can be identified by the Indemnified Party for a delay or failure to give notice, whichever is sooner.

(c) If the Indemnifying Party assumes the defense of a Third Person Claim in accordance with Section 9.04(b) (under circumstances in which the exception in Section 8.04(a) (is not applicable), the Indemnifying Party shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Party in connection with the defense of that Third Person Claim. If the Indemnifying Party does not exercise its right to assume the defense of a Third Person Claim by giving the written acknowledgement referred to in Section 8.04(a), or is otherwise restricted from so assuming by the exception in Section 8.04(a), the Indemnifying Party shall nevertheless be entitled to participate in that defense with its own counsel and at its own expense; and in any such case, the Indemnified Party shall assume the defense of the Third Person Claim at the Indemnifying Party’s expense, and shall act reasonably and in accordance with its good faith business judgment and the Indemnifying Party’s duty to indemnify under Section 8.02 shall continue to apply.

(d) If the Indemnifying Party exercises its right to assume the defense of a Third Person Claim, the Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that if the Indemnifying Party proposes the settlement of any claim which is capable of settlement by the payment of money only and demonstrates to the reasonable satisfaction of the Indemnified Party that the proposal is acceptable to the claimant and that the Indemnifying Party has the ability to pay the amount required to settle the claim, and the Indemnified Party does not consent thereto within thirty (30) days after the receipt of written notice thereof, any Losses incurred by the Indemnified Party in excess of the proposed settlement shall be at the sole expense of the Indemnified Party.

Section 8.05 Effect of Investigation.

No Buyer Indemnified Person’s right to indemnification under Section 8.02 shall be affected by any investigation conducted by, or any Knowledge of, any Buyer Indemnified Person related to (a) any representation or warranty of the Sellers set out in this Agreement or (b) any covenant of the Sellers in this Agreement, whether conducted or acquired before or after the Closing Date.

Section 8.06 Damages Limitation.

None of the Buyer or the Sellers shall be liable under this Agreement, including under Section 8.02, or in a matter relating to this Agreement, for consequential, special, incidental, exemplary, or punitive damages, or damages for diminution in value, lost profits or lost business opportunity, except (a) in the case of fraud and (b) to the extent that a Buyer Indemnified Person is required to pay those types of damages to a third party in connection with a matter for which the Buyer Indemnified Person is entitled under Section 8.02 to be indemnified.

Section 8.07 Right of Set-Off.

The Buyer shall have the right to set-off, appropriate, and apply any and all amounts that may be owed by the Buyer to any of the Sellers, whether unpaid or paid into escrow at the time of such set-off, including the Total Earnout, against the obligations and liabilities of the Sellers and/or the Company to the Buyer pursuant to this Agreement, any Related Document, or otherwise. The exercise of such right of set-off by the Buyer shall not constitute a breach by the Buyer of this Agreement or the agreement underlying such obligation.

Article IX
OTHER AGREEMENTS

Section 9.01 Employment Agreements.

(a) Following the Closing, the Buyer, as the manager and sole member of the Company, shall delegate such duties and responsibilities to Griffith, Williams, and Knottingham (collectively, the “Key Employees”), as more fully set forth in each of their respective Employment Agreements, and the Key Employees shall so serve until their resignation(s) or removal. In exchange for the services described in the Employment Agreements, the Key Employees shall be paid the compensation set forth therein. The parties hereto acknowledge and agree that as the Key Employees, such individuals shall exercise day-to-day control over the operation of the Business and, necessarily, the maintenance and control of the Company’s profit and loss statements.

Section 9.02 Expenses.

Except as otherwise provided in this Agreement (including in Section 8.02), the Sellers and the Buyer shall each bear their own costs and expenses incurred in connection with this Agreement, the Related Documents, and the transactions contemplated hereby and thereby. Specifically, without limiting Section 8.02, acquisition-related expenses will be paid by the party for whose benefit the expenses were incurred and not by the Company. Also, without limiting Section 8.02, the Buyer shall be responsible for fees, commissions, expenses, and reimbursements incurred by or required to be paid to their professional advisors, and the Sellers shall be responsible for the fees, commissions, expenses, and reimbursements incurred by or required to be paid to the Sellers’ professional advisors. The Buyer on the one hand, and the Sellers on the other hand, will each pay one-half of any fees charged by the Independent Accountants.

Section 9.03 Further Assurances.

Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the sale of the Interests and the other transactions contemplated by this Agreement and the Related Documents. From time to time after the Closing Date, the Sellers shall, at the Sellers’ own expense and without further consideration, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to vest in the Buyer good title to the Interests and to more effectively consummate the transactions contemplated by this Agreement (including transferring any assets used in the Business) without any further consideration therefor.

Section 9.04 Public Announcements.

No Seller shall issue any press release or otherwise make any public statement with respect to this Agreement or the Related Documents or the transactions contemplated hereby and thereby without the prior written consent of the Buyer in each instance.

Section 9.05 Assignment of Developments.

Any and all inventions, discoveries or other developments developed by a Seller (the “Developments”) during the term of that Seller’s employment with, or time as a member of, the Company shall be conclusively presumed to have been created for and on behalf of the Company as part of that Seller’s obligation to the Company, with the exception of those listed in Schedule 9.05. Those Developments shall be the property of and belong to the Company without the payment of consideration therefor in addition to the consideration paid by the Buyer for the Interests, and that Seller hereby transfers, assigns and conveys all of its right, title, and interest in any such Developments to the Company, and shall execute and deliver any documents that the Buyer deems necessary to effect that transfer on the request of the Company.

Section 9.06 Transfer Restrictions.

(a) In addition to the restrictions set forth in Section 1.04, each Seller covenants that the Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable federal and state securities Laws. In connection with any transfer of Shares other than (i) pursuant to an effective registration statement, (ii) to the Buyer or to an Affiliate of such Seller, (iii) pursuant to Rule 144 or other exemption from registration, or (iv) in connection with a bona fide pledge, the Buyer may require the transferor thereof to provide to the Buyer an opinion of counsel selected by the transferor and reasonably acceptable to the Buyer, the form and substance of which opinion shall be reasonably satisfactory to the Buyer, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act or applicable state securities Law.

(b) Any certificates or book-entry notations shall bear an appropriate legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form, until such time as they are not required under Section 9.06(c).

NEITHER THE OFFER NOR THE SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

(c) The legend set forth in Section 9.06(b), and any stop transfer orders, shall be removed and the Buyer shall issue a book-entry position (or certificate, as applicable) to such holder or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company, if (i) such Shares are registered for resale under the Securities Act (provided that if the holder is selling pursuant to an effective registration statement registering the Shares for resale, the holder hereby agrees to sell only such Shares during such time that such registration statement is effective and not withdrawn, or suspended, and only as permitted by such registration statement), (ii) such Shares are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Buyer), or (iii) such Shares are eligible for sale under Rule 144, without the requirement of the Buyer to be in compliance with the current public information required under Rule 144 as to such Shares and without volume or manner-of-sale restrictions.

Article X
MISCELLANEOUS

Section 10.01 Amendment and Modification.

This Agreement may be amended, modified or supplemented only by a written instrument executed by the Sellers and the Buyer.

Section 10.02 Waiver of Compliance.

Except as otherwise provided in this Agreement, no failure of any of the parties to comply with any term or provision of this Agreement shall be waived, except by a written instrument signed by the party granting that waiver. No such waiver, nor any failure to insist upon strict compliance with any term or provision of this Agreement, shall operate as a waiver of that term or provision of this Agreement or any subsequent or other failure or breach.

Section 10.03 Notices.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to Christopher Bradley Griffith

E-mail:

If to Isabel Williams:

E-mail:

with a copy to:

If to Buyer:	reAlpha Tech Corp. 6515 Longshore Loop Dublin, OH 43017 Attention: Mike Logozzo Email:

with a copy to:	OGC Solutions® ½ Santomassimo Davis LLP 1 Gatehall Drive, Suite 100 Parsippany, NJ 07054 Attention: Christopher M. Santomassimo, Esq. Email:

Section 10.04 Headings.

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability.

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party. No assignment shall relieve the assigning party of any of its obligations.

Section 10.07 No Third-Party Beneficiaries.

Except for the indemnification provisions in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08 Entire Agreement.

This Agreement and the Related Documents, including the schedules, exhibits, certificates and other documents referred to herein and therein, embody the entire agreement and understanding of the parties to this Agreement in respect of the transactions contemplated by this Agreement and supersede all prior and contemporaneous agreements, warranties, representations and understandings (verbal or otherwise) between the parties with respect thereto, including the Letter of Intent dated August 5, 2024; provided, however, that certain provisions of the Confidentiality, Non-Disclosure, and Standstill Agreement by and between the Buyer and the Company made as of June 24, 2024 (the “NDA”), shall survive for three (3) after termination of the NDA, as more fully set forth therein. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such other documents delivered pursuant to this Agreement.

Section 10.09 No Strict Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.10 Specific Performance.

The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each party hereto (i) agrees that it shall not oppose the granting of such specific performance or relief and (ii) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 10.11 Counterparts.

This Agreement may be executed in any number of counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy (including PDF via email or DocuSign) of a signature on this Agreement shall be acceptable as, and deemed to be, an original signature.

Section 10.12 No Strict Construction.

Each of the parties acknowledges that this Agreement has been prepared jointly by the parties, and it shall not be strictly construed against either party.

Section 10.13 Governing Law.

This Agreement shall be governed by the laws of the State of Ohio as to all matters, including matters of validity, construction, effect, performance, and remedies, without giving effect to any choice or conflict of law provision or rule, whether in the State of Ohio or any other jurisdiction, that would result in the application of any Laws other than the Laws of the State of Ohio.

Section 10.14 Submission to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Ohio in each case located in Franklin County, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 10.15

WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS, OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:
reAlpha Tech Corp.

By:	/s/ Giri Devanur
Name:	Giri Devanur
Title:	Chief Executive Officer

COMPANY:
Debt Does Deals, LLC,
d/b/a Be My Neighbor

By:	/s/ Christopher Bradley Griffith
Name:	Christopher Bradley Griffith
Title:	Founder and Co-Owner

SELLERS:

/s/ Christopher Bradley Griffith
Christopher Bradley Griffith

/s/ Isabel Williams
Isabel Williams

Exhibits

Exhibit A	Issuance of Buyer Shares to Sellers
Exhibit B	Earnout Structure
Exhibit C	Assignment of Membership Interest
Exhibit D	Griffith Employment Agreement
Exhibit E	Williams Employment Agreement
Exhibit F	Knottingham Employment Agreement

Schedules

Schedule 3.01	Organization; Qualification
Schedule 3.03(c)	Interests in Company Property; Indebtedness
Schedule 3.05	Required Consents
Schedule 3.06	GAAP Disclosures
Schedule 3.10	Material Assets
Schedule 3.11	Loans; Bank Account Information
Schedule 3.12	Labor Matters
Schedule 3.13(a)	Employee Information
Schedule 3.13(c)	Employee Plans and Liabilities
Schedule 3.14(a)	Contracts
Schedule 3.20	Related Party Transactions
Schedule 3.21	Intellectual Property
Schedule 3.22	Environmental Matters
Schedule 9.05	Assignment of Developments

EXHIBIT A

Issuance of Buyer Shares to Sellers

(attached)

EXHIBIT B

Earnout Structure

1.	Earnout Definition: The “Total Earnout” represents contingent consideration payable to the Seller, subject to achieving specified financial metrics during the Earnout Period. The Total Earnout will be paid to each Seller according to their Allocated Share percentage. Defined terms not defined herein shall have the meaning ascribed thereto in the Membership Interest Purchase Agreement (the “Agreement”).

2.	Earnout Period: The Earnout Period spans three years past the closing date, with the first term starting the month after the Closing Date. “Earnout Term 1” will be the 12 months following the Closing Date. “Earnout Term 2” will be the period of 13-24 months following the Closing Date. “Earnout Term 3” will be the period of 25-36 months following the Closing Date. During each period, performance metrics will be assessed. For the avoidance of doubt, the first month of the Earnout Term 1 will start the month after the Closing Date. For example, if the transaction closes on April 17, Earnout Term 1 would start on May 1.

3.	Performance Metrics: The Total Earnout depends on the Revenue and EBITDA achieved during the respective Earnout Term. The base earnout targets are calculated as per the below terms:

4.	Earnout Table

	Earnout Term 1	Earnout Term 2	Earnout Term 3
Revenue Target	$4,000,000	$8,000,000	$10,000,000
EBITDA Target	$600,000	$1,200,000	$1,500,000
Base Amount	$500,000	$1,000,000	$1,500,000

Earnout amounts are pro rata, where Revenue Weighting is 50% and EBITDA Weighting is 50%.

Earnout amounts are not capped if Seller exceeds revenue and/or EBITDA targets.

○	Revenue Targets:

▪	Earnout Term 1: $4,000,000
▪	Earnout Term 2: $8,000,000
▪	Earnout Term 3: $10,000,000

○	EBITDA Targets:

▪	Earnout Term 1: $600,000
▪	Earnout Term 2: $1,200,000
▪	Earnout Term 3: $1,500,000

○	Corresponding Earnout Amounts:

▪	Earnout Term 1: $500,000
▪	Earnout Term 2: $1,000,000
▪	Earnout Term 3: $1,500,000

5.	Earnout Calculation:

○	The Total Earnout for an Earnout Term will be calculated based on the following formula:

Total Earnout = (Earnout Term Base Amount * Revenue Weighting * [Actual Earnout Term Revenue / Earnout Term Revenue Target]) + (Earnout Term Base Amount * Revenue Weighting * [Actual Earnout Term Revenue / Earnout Term Revenue Target])

○	This structure ensures alignment of incentives with both top-line growth and profitability.

○	Within one hundred twenty (120) days of the end of each Earnout Term, the Buyer shall prepare and deliver to the Sellers a written statement setting forth and specifying in reasonable detail the Buyer’s determination of the Company’s actual revenue and actual EBITDA for the Earnout Term, and the corresponding calculation for Total Earnout.

○	After the written statement is issued, the Sellers will have a period of ten (10) days to accept or dispute the Total Earnout. If the Sellers choose to dispute, they must provide a written statement to the facts that lead them to believe the Buyers are in error. If the Sellers accept, they should do so in writing. If the Sellers do not respond in writing within ten (10) days, it will be considered an acceptance of the Total Earnout by the Sellers.

6.	Uncapped Earnout Potential:

○	There is no cap on the Total Earnout, providing the Seller with the opportunity to benefit from any outperformance proportional to the agreed-upon Revenue and EBITDA targets.

○	For example: in Earnout Term 1, if the Sellers achieve a revenue of $5,000,000 (125% of target) and EBITDA of $700,000 (117% of target), then the Total Earnout would be $604,167.

7.	Missed Targets:

○	In the case that the Sellers miss one or more of the Revenue Targets or EBITDA Targets, the Total Earnout will be adjusted proportionally to the percentage of the target that was achieved.

○	For example: in Earnout Term 1, if the Sellers achieve a revenue of $3,000,000 (75% of target) and EBITDA of $400,000 (67% of target), then the Total Earnout would be $354,167.

8.	Payment Structure:

○	Earnout payments will be disbursed within 120 days following the end of each Earnout Term. Payments may be in cash or paid in kind to the Sellers.

9.	Common Stock Payment Provisions

○	Stock Issuance: reAlpha Tech Corp. common stock may be issued as an in-kind payment for the Total Earnout at the discretion of the Buyers.

○	Valuation of Stock: The value of the common stock issued will be calculated based on the VWAP for the 7-Trading Days immediately preceding the end of the corresponding fiscal year.

○	Transfer and Restrictions: The common stock issued as payment will be subject to the standard 180 day lock up period from the date of issuance.

○	Fractional Shares: If the Total Earnout does not result in a whole number of shares, the total share amount will be rounded up to the nearest whole number.

○	Taxes and Deductions: The Seller is responsible for all taxes and associated costs arising from the receipt of common stock as payment.

10.	Additional Provisions:

○	This Exhibit B is governed by the representations, warranties, and covenants contained in the Agreement. Any amendments or early termination of the Agreement may impact the Earnout payments.

○	Notwithstanding the terms set forth in the Employment Agreements, nothing in this Exhibit B or the Agreement shall be deemed to (i) require the Buyer or any of its Affiliates (including, from and after the Closing, the Company) engaged in the operation or conduct of the business of the Company to be under any obligation to operate the business of the Buyer or any of its Affiliates (including, from and after the Closing, the Company) so as to maximize the amount of the Total Earnout, or (ii) prohibit the Buyer or its Affiliates (including, from and after the Closing, the Company) from making any business decisions or taking any actions (or failing to take any actions) regarding the operation of their respective businesses.

EXHIBIT C

Assignment of Membership Interest

(attached)

EXHIBIT D

Griffith Employment Agreement

(attached)

EXHIBIT E

Williams Employment Agreement

(attached)

EXHIBIT F

Knottingham Employment Agreement

(attached)